RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the "Agreement"), dated as of January 19, 2022 ("Effective Date"), is made among Prudential Investment Portfolios 3, Prudential Investment Portfolios 16, and Advanced Series Trust, on behalf of each of their series listed in Schedule A (each, an "Acquiring Fund") and the Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust, on behalf of each of their series (except such series listed on Schedule B, as may be amended from time to time), severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds").

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter ("Distributor") or any brokers or dealers registered under the Securities Exchange Act of 1934 ("Brokers") may knowingly sell shares of such registered investment company to other investment companies; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A), in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

WHEREAS, to date such investments have been governed by a Purchasing Fund Agreement made in reliance on SEC exemptive relief that will be rescinded on the Effective Date;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment

(a)The Funds note that each Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Funds can only be submitted by Brokers or other participants of a registered clearing agency (collectively, "Authorized Participants") that have entered into an agreement ("Participation Agreement") with the Acquired Funds' Distributor to transact in shares of the Acquired Funds. The Acquired Funds also have policies and procedures (the "Basket Policies") that govern creations and redemptions of the Acquired Funds' shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in- kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Funds on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund, provided that this expectation shall not be interpreted to prohibit the Acquiring Funds from engaging in creation and redemption transactions with the Acquired Funds. The Acquired Funds believe that these terms regarding an Acquiring Fund's investment in shares of an Acquired Fund should assist the Acquired Fund's investment adviser with making the required findings under the

Rule.	.

(b)In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations and warranties of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.Representations and warranties of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in Ineligible Funds (as defined in Schedule B).

4.Termination of Purchasing Fund Agreement.

The parties hereby mutually agree to terminate the Purchasing Fund Agreement as of the Effective Date of this Agreement and waive any notice requirement for termination as may be set forth in such Purchasing Fund Agreement.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

Diana Huffman

c/o PGIM Investments LLC 655 Broad Street, 17th Floor Newark, NJ 07102

Email: diana.huffman@prudential.com

With a copy to: Claudia DiGiacomo Attn: Legal Dept. PGIM Investments LLC 655 Broad Street, 17th Floor Newark, NJ 07102

Email: Claudia.digiacomo@prudential.com

If to the Acquired Fund:

Invesco ETFs

3500 Lacey Road, Suite 700

Downers Grove, IL 60515 Attn: General Counsel

Email: 12d-1request@invesco.com

With a copy to: Client Contracts

Email: dealersupport@invesco.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement, unless terminated as provided below, shall be effective for the duration of each Acquired Fund's and each Acquiring Fund's reliance on the Rule (as interpreted or modified by the SEC or its staff from time to time). While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. Upon termination of this Agreement, no Acquiring Fund may purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consentof the other.

(d)This Agreement may be amended, including the addition of Acquiring Funds to Schedule A, only in writing that is signed by each affected party, except that Schedule B to this Agreement may be amended by the Acquired Funds, in their sole discretion

(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other Acquiring Fund or series thereof.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any Acquired Fund or series thereof.

7.Miscellaneous

(a)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

(b)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE FOLLOWING ACQUIRING FUND REGISTRANTS LISTED ON SCHEDULE A HERETO, EACH ON BEHALF OF ITS APPLICABLE SERIES

Prudential Investment Portfolios 3

Prudential Investment Portfolios 16

By: /s/ Scott Benjamin

Name: Scott E. Benjamin

Title: Vice President

Advanced Series Trust

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President and Principal Executive Officer

THE FOLLOWING ACQUIRED FUND REGISTRANTS LISTED ON SCHEDULE B HERETO, EACH ON BEHALF OF ITS APPLICABLE SERIES

INVESCO EXCHANGE-TRADED FUND TRUST

INVESCO EXCHANGE-TRADED FUND TRUST II INVESCO INDIA EXCHANGE-TRADED FUND TRUST

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST

Adam Henkel___________	Adam Henkel_________	/s/ Adam Henkel
Name of Authorized Signer	Print	Signature
Title: Secretary

SCHEDULE A

Applicable Funds

Acquiring Funds

Registrant: Prudential Investment Portfolios 3

Series: PGIM Real Assets Fund

Registrant: Prudential Investment Portfolios 16

Series: PGIM Income Builder Fund

Registrant: Advanced Series Trust

Series: AST Academic Strategies Asset Allocation Portfolio

SCHEDULE B

Ineligible Funds

Effective January 19, 2022

This Schedule B includes Funds that are not permissible for investment by the Acquiring Funds in reliance on this Agreement (the "Ineligible Funds").

This Schedule B may be amended, supplemented, or revised at any time. Upon written notice by Acquired Funds to Acquiring Funds this Schedule B may be maintained on www.invesco.com,.

Ineligible Funds under Exchange-Traded Fund Trust

Invesco Global Listed Private Equity ETF (PSP)

Invesco Dow Jones Industrial Average Dividend ETF (DJD)

Invesco Zacks Mid-Cap ETF (CZA)

Invesco Zacks Multi-Asset Income ETF (CVY)

Invesco Raymond James SB-1 Equity ETF (RYJ)

Invesco S&P Spin-Off ETF (CSD)

Ineligible Funds under Exchange-Traded Fund Trust II

Invesco CEF Income Composite ETF (PCEF)

Invesco Alerian Galaxy Blockchain Users and Decentralized Commerce ETF (BLKC)

Invesco Alerian Galaxy Crypto Economy ETF (SATO)

Invesco KBW High Dividend Yield Financial ETF (KBWD)

Ineligible Funds under Invesco Actively Managed Exchange-Traded Fund Trust

Invesco Balanced Multi-Asset Allocation ETF (PSMB)

Invesco Conservative Multi-Asset Allocation ETF (PSMC)

Invesco Growth Multi-Asset Allocation ETF (PSMG)

Invesco Moderately Conservative Multi-Asset Allocation ETF (PSMM)

Invesco Ultra Short Duration ETF (GSY)

Invesco Total Return Bond ETF (GTO)

Ineligible Funds under Invesco Actively Managed Exchange-Traded Commodity Fund Trust

Invesco Optimum Yield Diversified Commodity Strategy No K-1 (PDBC)

Ineligible Funds under Invesco Exchange-Traded Self-Indexed Fund Trust

Invesco Defensive Equity ETF (DEF)